Exhibit 99.1
FOR IMMEDIATE RELEASE	Contacts:	Patrick H. Hawkins
May 31, 2017		Chief Executive Officer
Hawkins, Inc.		612/617-8524
2381 Rosegate		Patrick.Hawkins@HawkinsInc.com
Roseville, MN 55113
Kathleen P. Pepski
Chief Financial Officer
612/617-8571
Kathleen.Pepski@HawkinsInc.com

HAWKINS, INC. REPORTS
FOURTH QUARTER, FISCAL 2017 RESULTS

Minneapolis, MN, May 31, 2017 – Hawkins, Inc. (Nasdaq: HWKN) today announced fourth quarter and full-year results for its fiscal year ended April 2, 2017. Sales of $483.6 million for fiscal 2017 represented an increase of $69.6 million, or 16.8%, from $414.0 million for the prior fiscal year. Net income was $22.6 million, or $2.13 per diluted share, for fiscal 2017, compared to net income of $18.1 million, or $1.72 per diluted share, for fiscal 2016. Net income for fiscal 2016 included pre-tax expenses of $3.3 million (approximately $2.5 million after tax, or $0.24 per diluted share) related to our acquisition of Stauber Performance Ingredients ("Stauber") at the end of the third quarter of fiscal 2016. Adjusted net income for fiscal 2016, excluding the charges related to the Stauber acquisition, was $20.7 million, or $1.96 per diluted share. Our fiscal year ended April 2, 2017 was a 52-week year, while our fiscal year ended April 3, 2016 was a 53-week year and includes an extra week of sales and operations in that year. The LIFO method of valuing inventory increased gross profit by $2.7 million for fiscal 2017, and increased gross profit by $1.4 million for fiscal 2016.

For the fourth quarter of fiscal 2017, the Company reported sales of $118.6 million as compared to $129.5 million for the same period a year ago. Net income was $4.2 million, or $0.40 per diluted share, for the fourth quarter of fiscal 2017, compared to net income for the fourth quarter of fiscal 2016 of $4.9 million, or $0.46 per diluted share. Net income for the fourth quarter of fiscal 2016 included pre-tax expenses of $0.6 million (approximately $0.4 million after tax, or $0.04 per diluted share) related to our acquisition of Stauber. Adjusted net income for the fourth quarter of fiscal 2016, excluding the charges related to the Stauber acquisition, was $5.3 million, or $0.50 per diluted share. The fourth quarter of fiscal 2016 included one extra week of sales and operations as compared to the fourth quarter of fiscal 2017. The LIFO method of valuing inventory increased gross profit by $1.9 million for the fourth quarter of fiscal 2017, and increased gross profit by $1.4 million for the fourth quarter of fiscal 2016.

“The year-over-year comparison for all of our segments was negatively impacted by the extra week in the fourth quarter of fiscal 2016. We were pleased that our Industrial segment continued to perform well this year, with improved margins from certain of its specialized products. However, weak economic conditions in agricultural markets continued, with lower fertilizer application rates driving decreased sales of our agricultural products,” said Patrick Hawkins, Chief Executive Officer and President. “In addition, our Water Treatment segment continued its steady growth, despite the impact of lower sales into the oil and gas industry. As we stated before, we are focused on leveraging the staffing additions we have made in these segments to support our customers and drive future growth.”
Mr. Hawkins continued, “Although sales in our Health and Nutrition segment were somewhat lower in fiscal 2017 than pro forma sales in the prior year, due to lower demand from certain of our customers, we are very pleased with the level of new business and prospects we are seeing within this segment. We continue to believe that the talent we have added in this segment has positioned us well for future growth.”
For fiscal 2017, Industrial segment sales were $238.6 million, a decrease of 5.2% from fiscal 2016 sales of $251.7 million. Sales volumes were down year over year, largely driven by the 53rd week in the prior year. These lower volumes, together with lower raw material costs on certain products which drove lower selling prices, resulted in the decrease in sales dollars. Water Treatment segment sales were $129.0 million for the year, an increase of 0.5% over last year’s sales of $128.3 million. Sales dollars increased slightly, despite the inclusion of the 53rd week in the prior year, due to the business we acquired late in the second quarter of fiscal 2016 and increased volumes of specialized products. Sales for our Health and Nutrition segment were $116.1 million in fiscal 2017, compared to $33.9 million for fiscal 2016, as the prior year included only one quarter of activity due to the timing of the Stauber acquisition. This compares to pro forma sales of $121.6 million for the comparable prior full-year period, which included the 53rd week.
Company-wide gross profit for fiscal 2017 was $98.1 million, or 20.3% of sales, compared to $80.3 million, or 19.4% of sales, for the same period of the prior year. We estimated the total gross profit impact of the 53rd week in fiscal 2016 to be approximately

$2.1 million of additional gross profit in that year. The LIFO method of valuing inventory increased gross profit by $2.7 million for fiscal 2017, and increased gross profit by $1.4 million for fiscal 2016.

Gross profit for the Industrial segment was $38.9 million, or 16.3% of sales, for fiscal 2017, an increase of $0.9 million from $38.0 million, or 15.1% of sales, for fiscal 2016. The LIFO method of valuing inventory increased gross profit in our Industrial segment by $2.0 million in fiscal 2017, and increased gross profit by $1.0 million in fiscal 2016. We estimated the gross profit impact of the 53rd week in our Industrial segment in fiscal 2016 to be approximately $1.0 million of additional gross profit in that year. Despite lower sales volumes, driven largely by the 53rd week in the prior year, gross profit dollars increased due to improved per-unit margins from certain of our specialized products, and the year-over-year impact from LIFO. Gross profit as a percentage of sales improved over the prior year because of the same drivers noted above in addition to lower selling prices in the current year driven by lower raw material costs on certain products.

Gross profit for the Water Treatment segment increased $0.5 million to $36.0 million, or 27.9% of sales, for fiscal 2017, as compared to $35.5 million, or 27.6% of sales, for fiscal 2016. The LIFO method of valuing inventory increased gross profit by $0.7 million in fiscal 2017 and $0.4 million in fiscal 2016. We estimated the gross profit impact of the 53rd week in fiscal 2016 to be approximately $0.6 million of additional gross profit in that year. Gross profit increased due to increased sales volumes of specialized products that have higher per-unit margins as well as profits from the business we acquired late in the second quarter of fiscal 2016.

Gross profit for our Health and Nutrition segment was $23.2 million, or 20.0% of sales, in fiscal 2017, compared to $6.8 million, or 20.1% of sales, for fiscal 2016, as the prior year included only one quarter of activity due to the timing of the Stauber acquisition. Inventories in this segment are valued using the first-in, first-out (“FIFO”) method. We estimated the gross profit impact of the 53rd week in fiscal 2016 to be approximately $0.5 million of additional gross profit in that year.

Company-wide SG&A expenses were $59.4 million, or 12.3% of sales, for fiscal 2017, as compared to $49.1 million, or 11.9% of sales, for fiscal 2016. We estimated the total impact to SG&A expenses of the 53rd week in fiscal 2016 to be approximately $0.9 million of additional expense in that year. We allocate certain corporate expenses to our operating segments, and we began allocating a portion of these costs to the Health and Nutrition segment in fiscal 2017. Corporate costs allocated to Health and Nutrition were $1.9 million for fiscal 2017; these costs would have been allocated to Industrial (approximately $1.2 million) and Water Treatment (approximately $0.7 million) in past years. Excluding the impact of corporate allocations, SG&A expenses in our Health and Nutrition segment increased by $8.1 million in fiscal 2017 as compared to fiscal 2016. Fiscal 2016 included only one quarter of activity due to the timing of the Stauber acquisition, and included $3.3 million of non-recurring costs directly related to the Stauber acquisition. SG&A expenses in our Health and Nutrition segment include $4.8 million of amortization expense on acquired intangible assets in fiscal 2017 and $1.2 million in fiscal 2016. SG&A expenses incurred elsewhere in the company increased by $2.2 million compared to the prior year, largely due to the addition of sales and support personnel in our Industrial and Water Treatment segments.

We borrowed $131.0 million to partially fund the acquisition of Stauber in the third quarter of fiscal 2016. As a result, adjusted EBITDA, a non-GAAP financial measure, has become an important performance indicator and a key compliance measure under the terms of our new credit agreement. An explanation of the computation of adjusted EBITDA is presented below. Adjusted EBITDA for the fiscal year ended April 2, 2017 was $61.8 million compared to $51.7 million for the same period in the prior year. The increase was due primarily to the addition of our Health and Nutrition segment and higher gross profits in our Industrial and Water Treatment segment, partially offset by the increase in SG&A expenses described earlier.

Our effective income tax rate was 37.4% for the twelve months ended April 2, 2017 compared to an effective income tax rate of 40.2% for the twelve months ended April 3, 2016. Our fiscal 2016 tax rate was negatively impacted by income tax expense of approximately $0.5 million associated with $1.4 million of Stauber acquisition related expenditures which are not deductible for tax purposes and were recorded as discrete items during fiscal 2016. Our effective tax rate for 2016 was also negatively impacted by $0.2 million related to a preliminary audit finding by a state income tax jurisdiction covering multiple years.

About Hawkins, Inc.

Hawkins, Inc. distributes, blends and manufactures chemicals and other specialty ingredients for its customers in a wide variety of industries. Headquartered in Roseville, Minnesota, and with 41 facilities in 19 states, the Company creates value for its customers through superb customer service and support, quality products and personalized applications.

Reconciliation of Non-GAAP Financial Measures
We report our consolidated financial results in accordance with U.S. generally accepted accounting principles (GAAP). To assist investors in understanding our financial performance between periods, we have provided certain financial measures not computed according to GAAP, including adjusted net income, adjusted diluted earnings per share and adjusted EBITDA. These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies.
Management uses each of these non-GAAP financial measures internally to understand, manage and evaluate our business and to make operating decisions. Management believes that these non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provides a more complete understanding of the factors and trends affecting our financial condition and results of operations.
We define adjusted EBITDA as GAAP net income adjusted for the impact of the following: net interest expense resulting from our net borrowing position; income tax expense; non-cash expenses including amortization of intangibles, depreciation, and charges for the employee stock purchase plan and restricted stock grants; and non-recurring items of income or expense, if applicable.
A reconciliation of each non-GAAP financial measure used in this release to its most directly comparable financial measure calculated in accordance with GAAP is presented below:

	Three months ended April 2, 2017			Three months ended April 3, 2016
(In thousands, except share and per share data)	Income before income taxes	Net Income	Diluted earnings per share (1)	Income before income taxes	Net Income	Diluted earnings per share (2)
As Reported (GAAP)	$6,778	$4,210	$0.40	$8,151	$4,859	$0.46
Add impact of costs related to Stauber acquisition	—	—	—	635	392	0.04
As Adjusted	$6,778	$4,210	$0.40	$8,786	$5,251	$0.50
(1) 10,610,254 shares used in calculating diluted earnings per share
(2) 10,528,275 shares used in calculating diluted earnings per share

	Twelve months ended April 2, 2017			Twelve months ended April 3, 2016
(In thousands, except share and per share data)	Income before income taxes	Net Income	Diluted earnings per share (3)	Income before income taxes	Net Income	Diluted earnings per share (4)
As Reported (GAAP)	$36,048	$22,555	$2.13	$30,366	$18,143	$1.72
Add impact of costs related to Stauber acquisition	—	—	—	3,325	2,538	0.24
As Adjusted	$36,048	$22,555	$2.13	$33,691	$20,681	$1.96
(3) 10,596,110 shares used in calculating diluted earnings per share
(4) 10,578,042 shares used in calculating diluted earnings per share

Adjusted EBITDA	Three months ended		Twelve months ended
(In thousands)	April 2, 2017	April 3, 2016	April 2, 2017	April 3, 2016
Net Income (GAAP)	$4,210	$4,859	$22,555	$18,143
Interest expense (income), net	667	784	2,644	805
Income tax expense	2,567	3,292	13,493	12,223
Amortization expense	1,487	1,522	6,050	2,437
Depreciation expense	3,936	3,521	14,825	13,072
Non-cash compensation expense	477	429	2,127	1,706
Non-recurring costs, Stauber acquisition	—	635	61	3,325
Adjusted EBITDA	$13,344	$15,042	$61,755	$51,711

HAWKINS, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands, except share and per-share data)

	Three Months Ended		Fiscal Year Ended
	April 2, 2017	April 3, 2016	April 2, 2017	April 3, 2016
	(unaudited)
Sales	$118,618	$129,513	$483,593	$413,976
Cost of sales	(96,705)	(104,511)	(385,520)	(333,719)
Gross profit	21,913	25,002	98,073	80,257
Selling, general and administrative expenses	(14,468)	(16,067)	(59,381)	(49,086)
Operating income	7,445	8,935	38,692	31,171
Interest expense, net	(667)	(784)	(2,644)	(805)
Income before income taxes	6,778	8,151	36,048	30,366
Income tax provision	(2,568)	(3,292)	(13,493)	(12,223)
Net Income	$4,210	$4,859	$22,555	$18,143

Weighted average number of shares outstanding-basic	10,557,614	10,478,266	10,536,347	10,524,730
Weighted average number of shares outstanding-diluted	10,610,254	10,528,275	10,596,110	10,578,042

Basic earnings per share	$0.40	$0.46	$2.14	$1.72
Diluted earnings per share	$0.40	$0.46	$2.13	$1.72